UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: March 13, 2008

MONOGRAM BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30369	94-3234479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Oyster Point Blvd., South San Francisco, California, 94080

(Address of Principal Executive Offices, including zip code)

(650) 635-1100

(Registrant’s Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2008, the Compensation Committee of Monogram Biosciences, Inc.’s, or Monogram’s, Board of Directors approved a 2008 bonus plan under which Monogram’s named executive officers will be eligible to participate. Under the 2008 bonus plan, each participant employee is assigned a bonus target that is expressed as a percentage of annual salary. The participant’s bonus award, if any, will be based on the achievement of pre-established corporate goals, functional goals and the individual’s performance. The corporate goals have been approved by the Board of Directors. The functional goals, which are specific goals set for each of Monogram’s functional groups, contribute to and support the corporate goals.

Individual bonus awards will be determined at the end of 2008 based upon the level of goal achievement, the quality of achievement, and the weighting of each goal, with the achievement of corporate goals receiving primary weight. Eligible participants must be actively employed at Monogram at the time of final bonus determination to receive a bonus, and the Compensation Committee may modify or adjust the annual bonus award.

The corporate goals include revenue and product development and commercialization milestones as determined by the Board of Directors. The Compensation Committee will determine whether the relevant corporate and functional goals have been accomplished. The individual performance of the named executive officers will be assessed by the Compensation Committee in connection with determining their bonus awards, if any, under the 2008 bonus plan. The target bonuses, expressed as a percentage of annual salary, are 40% for William D. Young, Monogram’s chief executive officer, and 30% for each of the other named executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monogram Biosciences, Inc. (Registrant)

Date: March 18, 2008	By:	/s/ Kathy L. Hibbs
Kathy L. Hibbs
Vice President, General Counsel